Exhibit 99.1

Applied DNA Announces Pricing of $15 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

STONY BROOK, N.Y. – January 11, 2021 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing, announced today that it has entered into a securities purchase agreement with certain institutional investors, providing for the purchase and sale of 1,810,000 shares of common stock at a price of $8.30 per share, priced at-the-market under Nasdaq rules, in a registered direct offering, resulting in total gross proceeds of approximately $15 million, before deducting the placement agent’s fees and other estimated offering expenses.

The offering is expected to close on or about January 13, 2021, subject to the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the offering for general corporate purposes, including working capital, for research and development, and to advance the adoption of its LinearDNA™ manufacturing platform.

Roth Capital Partners served as sole placement agent for the transaction.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-238557) (including a prospectus) previously filed with the Securities and Exchange Commission (the "SEC") on May 21, 2020, and declared effective by the SEC on June 1, 2020. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, by calling (800) 678-9147 or by e-mail at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are subject to a number of risks and uncertainties, including, but not limited to market and other conditions, the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, limited market acceptance, the possibility that its assay kit could become obsolete or have its utility diminished, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s diagnostic or therapeutic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (U.S. FDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, changes in guidances promulgated by the CDC, U.S. FDA and/or CMS relating to COVID-19 surveillance and diagnostic testing, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 17, 2020, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, Applied DNA Sciences, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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